Filed Pursuant to Rule 433
Registration Statement No. 333-160215
Pricing Term Sheet
March 30, 2011
Relating to Preliminary Prospectus Supplement
dated March 30, 2011
3.000% Notes due April 15, 2016

Issuer:	Analog Devices, Inc.
Format:	SEC Registered
Trade Date:	March 30, 2011
Settlement Date:	April 4, 2011
Maturity Date:	April 15, 2016
Aggregate Principal Amount:	$375,000,000
Coupon:	3.000%
Price to Public (Issue Price):	99.528%
Pricing Benchmark:	UST 2.125% due February 29, 2016
Benchmark Yield:	2.202%
Spread to Benchmark:	+90 basis points
Re-offer Yield:	3.102%
Interest Payment Dates:	Semi-annual on April 15 and October 15 of each year, beginning on October 15, 2011
Optional Redemption:	Make-whole at T+15, plus accrued and unpaid interest
CUSIP:	032654 AG0 / US032654AG04
Denominations:	$2,000 × $1,000
Book-Running Managers:	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Goldman, Sachs & Co.
     The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 800-221-1037 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.